Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is

made and entered into by and between William F. Souder (“Executive”) and P10 Intermediate Holdings, LLC (the “Company”).

RECITALS:

WHEREAS, the Company and Executive entered into an Employment Agreement dated May 12, 2023 (the “Employment Agreement”); and

WHEREAS, Executive was provided notice that the Company elected not to renew or extend the Term (as defined in the Employment Agreement) of the Employment Agreement and that the Term and the Executive’s employment with the Company will terminate effective May 11, 2024 (the “Separation Date”); and

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Separation from Employment.
(a)
Executive’s last day of employment with the Company shall be on the Separation Date, after which date Executive shall have no duties, responsibilities, or authority and otherwise may not act as an employee, agent, or representative of the Company, any of its direct or indirect subsidiaries or parents (including P10, Inc.) or any of their affiliates (the “Company Group”). Executive hereby resigns from any and all officer, director, trustee or similar positions Executive held with the Company Group and the Company Group hereby accepts such resignations, effective as of the Separation Date. Executive agrees to provide documentation reasonably requested by the Company to reflect or evidence any such resignations.
(b)
Regardless of whether Executive signs this Agreement, Executive shall receive (i) all unpaid wages earned through the Separation Date, less any and all customary and usual deductions or withholdings in accordance with applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with the Company’s written policies; and (iv) accrued and vested benefits under any retirement plan of the Company Group, paid pursuant to the terms of such plan. Executive’s health and other medical insurance coverage will cease at midnight on May 31, 2024. Executive acknowledges and agrees that he has received payment for all compensation due to him through the Separation Date.
(c)
Executive shall have the perpetual right and option to invest personally in all P10 funds, free from any fees or carry, subject only to such investment limits that the General Partner of such fund imposes on executives or employees of the Company Group not directly involved in such P10 fund, and any such investment limitations shall apply equally among all other executives and employees of the Company Group, and Executive shall have an investment allocation no less than any other officer or employee of the Company Group not directly involved in such fund.

2.
Payments and Benefits. In full consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, provided Executive (i) signs and delivers this Agreement and the Revocation Period expires without revocation prior to the time period set forth in Section 11, (ii) complies with his obligations herein, and (iii) is in compliance and complies with the covenants contained herein and under the Employment Agreement, the Company agrees to provide Executive with the following payments and benefits:
(a)
Payment of ONE MILLION AND TWO HUNDRED THOUSAND DOLLARS AND

00/100 ($1,200,000.00), less applicable withholdings (the “Severance Payment”), payable in a lump sum with the next regular payday for employees that follows the Effective Date;

(b)
If Executive elects to continue group health plan coverage under COBRA, the Company shall reimburse Executive for up to twelve (12) months of Executive’s COBRA premiums (the “COBRA Premium Payments”) within fifteen (15) days after the Executive submits documentation to the Company evidencing payment of the monthly COBRA premium; provided, however, that the Company’s obligations under this Section 2(b) shall cease if Executive becomes eligible to participate in the group health plan of another employer, including a spouse’s employer (and any such eligibility shall be promptly reported to the Company by the Executive) or Executive no longer has a right to COBRA continuation; provided, further if the Company determines, in its reasonable judgment, that providing such reimbursement would result in a violation of applicable law, the imposition of any penalty under applicable law, or adverse tax consequences for any participant covered by the Company’s group health benefits plans, the Company shall provide an economically similar option and if no such option exists such obligation of the Company shall cease. It is Executive’s sole responsibility to timely elect and pay for COBRA coverage to be eligible for the COBRA Premium Payments;
(c)
On May 10, 2024, Executive was granted an additional option to purchase 34,608 shares of P10, Inc. (the “Transition Option Award”) and $400,000 of carried interest in Bonnacord Fund II (the “Transition Carry Award” and together with the Transition Option Award, the “Transition Awards”) with the Transition Option Award vesting on the Separation Date but not exercisable prior to the Effective Date and subject to forfeiture if the Effective Date does not occur within the time periods specified herein, and the Transition Carry Award vesting on the Effective Date. Executive acknowledges and agrees that the Transition Option Award may not be exercised prior to the Effective Date and that the Transition Awards shall be forfeited in the event Executive does not timely return this Agreement or revokes this Agreement during the Revocation Period;
(d)
Immediate vesting of any and all options, restricted stock and restricted stock units of P10, Inc. owned directly or beneficially by Executive and all carried interests held by Executive in the investment vehicles of Affiliated Entities (as defined in the Employment Agreement) as set forth in Annex 1 (collectively “Equity Awards”) (and shall otherwise remain subject to the terms and conditions of any applicable plan and award agreement) (provided, however, that nothing herein changes the exercisability set forth in Section (c) above and provided further that for avoidance of doubt, if Executive does not timely execute and return this Agreement or revokes this Agreement during the Revocation Period any such Equity Awards that are vesting on account of this Agreement shall automatically be forfeited) and Executive acknowledges and agrees that for purposes of all Equity Awards, the Separation Date shall be considered the date of Executive’s termination of employment or service, including a “Termination of Employment” as defined under any related award agreements, for all purposes of such Equity Awards, including, but not limited to vesting and exercisability;

(e)
On the Effective Date, Executive shall be released from all lock up restrictions including, without limitation, under the Controlled Company Agreement, dated as of October 20, 2021, by and among P10, Inc. and the parties listed on the signature pages thereto (as amended, the “Controlled Company Agreement”) with respect to any and all Equity Securities (as defined in the Controlled Company Agreement) owned directly or beneficially by Executive and set forth on Annex 2 hereto.
3.
Fair and Adequate Consideration. The parties acknowledge and agree that the payments and benefits described in Section 2, along with the parties’ respective promises and obligations under this Agreement, together constitute good, sufficient and adequate consideration for the release and waiver by Executive of any and all claims described in Section 5 of this Agreement as well as all other promises and obligations made by Executive in this Agreement. Executive acknowledges and agrees that he is not and shall not be entitled to any additional payments or benefits of any kind that are not expressly provided for in this Agreement. Executive further acknowledges and agrees that the Company reserves the right to seek to recoup the Severance Payment and COBRA Premium Payments and clawback any amounts received with respect to any Equity Awards that vest on account of this Agreement as well as cause the forfeiture of any such Equity Awards, and Executive shall lose the right to invest pursuant to Section 1(c) in the event Executive breaches any of the terms or conditions of this Agreement and such breach, to the extent that the Company reasonably believes that such breach may be cured is not cured after five days’ written notice to Executive specifying the alleged breach.
4.
Conditions Precedent. To become entitled to the Severance Payment, COBRA Premium Payments, vesting of Equity Awards, and other benefits set forth in Section 2, Executive must (i) agree to the terms of this Agreement; (ii) sign and return this Agreement in its original form no earlier than the Separation Date and no later than the twenty-first (21st) day following the Separation Date; (iii) not revoke this Agreement as permitted under Section 12 below; and (iv) comply with the terms of this Agreement. Executive shall deliver the executed Agreement and any notices hereunder to Amanda Coussens, P10, Inc.’s Chief Financial Officer (“Company Representative”) by email at acoussens@p10alts.com or by nationally recognized overnight courier service (charges prepaid) at the Company’s principal executive offices. Executive understands and agrees that if Executive does not sign this Agreement within the time periods provided for herein or if Executive revokes this Agreement as provided in Section 12 and the Agreement is not effective within the time periods provided for herein, Executive will not receive the Severance Payment, COBRA Premium Payments, vesting of Equity Awards and other benefits set forth in this Agreement.
5.
Full Release of Claims. Executive, on behalf of Executive and Executive’s spouse (if any), representatives, estate, heirs, executors, administrators, successors or any persons or entities acting by or through Executive or on Executive’s behalf hereby KNOWINGLY AND VOLUNTARILY WAIVES, RELEASES AND DISCHARGES the

Company and its past, present and future direct and indirect parent, subsidiary, affiliated, or related companies, including but not limited to P10, Inc. and P10 Holdings, Inc. (collectively, the “Affiliated Entities”), together with each and all of their respective past, present and future shareholders, investors, officers, directors, partners, members, managers, principals, servants, employees, agents, contractors, representatives, attorneys, insurers (in each case, individually and in their official capacities) and each of their respective employee benefit plans as well as any predecessors, successors, and assigns of the foregoing (collectively, the “Released Parties”) from and against any and all rights, claims, charges, controversies, complaints, debts, losses, liabilities, demands, obligations, promises, acts, suits, damages, costs, expenses, attorney’s fees, agreements, grievances, losses, arbitrations, defenses, actions, causes of action and/or damages, whether in law or in equity, known or unknown, accrued or unaccrued, direct or derivative, liquidated or unliquidated, and suspected or unsuspected, that are based upon facts, events, acts or omissions occurring on or before the Effective Date of this Agreement, including, but not limited to, any matter or action related to Executive’s employment with or separation from the Company other than (i) claims that cannot be waived by law, (ii) rights to indemnification, advancement or reimbursement of expenses from the Company or the Affiliated Entities under any agreement with Executive, their respective certificates of incorporation or bylaws, or applicable law, and (iii) Executives rights under this Agreement (collectively, the “Excluded Claims”). Executive understands and agrees that the release of claims contained in this Section excludes the Excluded Claims but otherwise includes, but is not limited to: (a) any and all claims arising under any state or local laws, rules, regulations or ordinances, including but not limited to all claims arising under any federal laws, rules or regulations, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Americans With Disabilities Act, the ADA Amendments Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the False Claims Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Texas Labor Code, the Texas Commission on Human Rights Act, and the laws of any other state that may be or have been applicable to Executive during the term of his employment with the Company; (b) any and all tort, contract, statutory or common law claims, matters or actions; and, (c) any and all claims for money or past or future employment benefits, including but not limited to, wages, salary, bonuses, vacation pay, medical or dental insurance coverage, severance pay, pension or profit-sharing benefits, commissions, deferred compensation, and/or other benefits, which accrued on or before the Effective Date as a result of Executive’s employment with or separation from the Company.

6.
This Agreement does not limit Executive’s right or ability to file a charge or claim of discrimination with, or from speaking with, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating the charge, issuing a determination, or taking any other action authorized under the statutes such agencies enforce. Executive retains the right to participate in any such action, provided that Executive hereby expressly waives and releases any right that Executive otherwise would have to recover monetary damages in connection with any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf. Executive retains the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by Executive or in response to a communication from any such agency.
7.
Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of federal, state or local law or regulation to, or discussing any such possible violations with any federal or state government agency or self-regulatory organization, including the Securities and Exchange Commission and the Occupational Safety and Health Administration or making other disclosures that are protected by the whistleblower provisions of any federal, state or local law or regulations. Executive does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures.

8.
Nothing in this Agreement shall prevent Executive from (i) making disclosure of information required by law, including providing truthful testimony if required to do so by court order or legal process or complying with a subpoena issued to Executive, provided, however, that Executive shall notify the Company within two business days of receiving any such order, process, or subpoena to the extent permitted by law; or (ii) initiating, cooperating, assisting, testifying, or participating or assisting in any investigation or proceeding conducted by any federal, state, or local regulatory or law enforcement agency or legislative body, any self- regulatory organization.
9.
In accordance with 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
10.
Executive Acknowledgements and Agreements. By Executive’s signature below Executive acknowledges and agrees that:
(a)
He has been advised in writing (and is hereby advised in writing) to review this Agreement with an attorney prior to executing it, and he has had sufficient opportunity to consult with an attorney prior to executing this Agreement;
(b)
He has carefully read and fully understand all of the provisions and effects of this Agreement, including Section 5 regarding his release of clams;
(c)
He knowingly and voluntarily (and of his own free will) has entered into all of the terms set forth in this Agreement;
(d)
He knowingly and voluntarily (and of his own free will) intends to be legally bound by all of the terms set forth in this Agreement;
(e)
He has been afforded sufficient time to understand the terms and effects of this Agreement; and
(f)
He relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.
11.
Time Period to Consider Agreement. Executive is to return this Agreement within twenty-one (21) days from the Separation Date. Executive has been given at least twenty- one (21) days to consider the terms of this Agreement before signing it, and acknowledges that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one-day period. Executive may not sign this Agreement before the Separation Date. Executive may execute this Agreement prior to the end of the twenty-one (21) day time period referenced above but, if he does so, in accordance with 29 CFR

§ 1625.22(e)(6), he knowingly and voluntarily decided to sign the Agreement after considering it for fewer than twenty-one (21) days and such decision was not induced by the Company in any way, including by fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period.

12.
Revocation Rights. Executive acknowledges and agrees that for a period of seven

(7) days following the date the Executive signs this Agreement he may revoke his consent to this Agreement (the “Revocation Period”) which he may do by sending written notice of such revocation to the Company Representative in accordance with Section 4. Executive further acknowledges that this Agreement shall not become effective or enforceable until after the seven-day revocation period has expired and that this Agreement will become final, binding and enforceable on the eighth (8th) day after Executive signs this Agreement, provided that Executive does not revoke (cancel) this Agreement during the Revocation Period (such eighth (8th) day, the “Effective Date”). Executive understands and agrees that if Executive revokes this Agreement before the end of the Revocation Period, Executive shall not receive the payments and benefits set forth in Section 2 above.

13.
No Admission of Liability. Neither the payment of any consideration under this Agreement, nor the execution or delivery of this Agreement shall in any way constitute or be construed as an admission, express or implied, by the Company Group or Executive of any improper actions or liability. The parties each specifically deny and disclaim any alleged liability or wrongdoing. Nothing contained in this Agreement shall acknowledge or imply that either Executive or the Company violated any federal, state or local laws, rules, regulations or ordinances. Executive hereby acknowledges, promises and represents that Executive has no knowledge of any fraud, illegal activity or violation of federal, state or local law by the Company.
14.
Non-Disparagement. Except as permitted under Sections 6, 7, 8, and 9 above, Executive agrees not to in any way make any negative, disparaging, derogatory, or harmful comments about the Company, whether written, verbal, or electronically, including any member of the Company Group and any Affiliated Entities or their respective members, managers, officers, or employees to any third party. For the avoidance of doubt, if the Executive determines in good faith that the Executive should not comment in response to a particular question from a third party, such failure to comment shall not constitute a negative, disparaging, derogatory, or harmful comment. This Section shall not preclude Executive from providing reasonable private comments to his financial or legal advisors or immediate family members with respect to any investment or continuing interest Executive maintains with the Company Group.
15.
Continuing Obligations Regarding Confidential Information and Restrictive Covenants. Executive acknowledges and agrees that, during the course of his employment with the Company he held a position of trust and confidence to aid the Company and, as a result, the Company provided him with, and provided him with access to, Confidential Information, as defined in the Employment Agreement. Executive acknowledges and agrees that Executive remains bound by and shall comply with the restrictive covenants set forth in Section 6 of the Employment Agreement, including non-disclosure of Confidential Information and the non- solicitation provisions contained therein, and any other restrictive covenant agreements between Executive and any member of the Company Group and that such terms and provisions expressly survive any termination of the Employment Agreement and Executive’s termination of employment. Executive acknowledges and agrees that the Company Group would be irreparably injured by a violation of these obligations and agrees that the Company Group shall be entitled to an injunction restraining Executive from any actual or threatened breach of these restrictive covenants or any other appropriate equitable remedy without bond or other security being required. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages that the parties may seek in arbitration.

16.
Return of Company Documents and Other Property. Executive agrees that as of the date he signs this Agreement, he, to the best of his knowledge, has provided or returned to the Company any and all Company Group property and all documents and materials belonging to the Company Group and stored in any fashion, including, without limitation, those that constitute or contain any Confidential Information, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company Group or any of its business associates or created by the Executive in connection with his employment by the Company Group, and has not retained copies of any of the foregoing. In the event the Company learns of any additional Company Group property or Confidential Information that may be in Executive’s possession, the Company agrees to make a request in writing to the Executive identifying with specificity the particular documents or Confidential Information that the Company believes Executive still has in his possession and that the Company is requesting Executive return.
17.
Transition Service and Cooperation.
(a)
During the period commencing on the Separation Date and ending on March 1, 2025, Executive agrees to provide ongoing consulting and transition services to the Company Group at the reasonable request of the Chief Executive Officer of the Company. Such services shall be on a non-exclusive basis,at times that are mutually agreed between the Company and Executive and shall be for no more than five (5) hours a month. In consideration of such services, Executive shall be eligible to be considered for a fully vested carried interest award of up to $250,000 in March 2025, subject to the good faith discretion of the Company and to the extent permitted under the applicable carried interest documents. The parties acknowledge and agree that such services shall not exceed 20% of the average level of Executive’s services as an employee as determined under Section 409A (as defined below) and that Executive’s termination of employment hereunder is intended to constitute a “separation from service” from the Company within the meaning of Section 409A.
(b)
To the extent reasonably requested by the Company, Executive shall cooperate with the Company Group relating to any work or pending or future investigation, lawsuit or claim involving the Company Group about which Executive is knowledgeable; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section.
18.
Binding Effect; Successors and Assigns. This Agreement may not be assigned by Executive without the prior written consent of the Company, and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors (by merger, acquisition or otherwise) and permitted assigns.
19.
Applicable Law. The provisions of this Agreement shall be construed in accordance with the laws of the State of Texas, without regard to its conflict of law principles, unless a superseding Federal law is applicable.
20.
Arbitration. In accordance with Section 18 of the Employment Agreement, all disputes and disagreements arising from, relating to, or otherwise connected with this Agreement, the breach of this Agreement, Executive’s employment with the Company or providing services to the Company Group or any Affiliated Entity, the enforcement, interpretation or validity of this Agreement, or the employment relationship that the Company may have against Executive or that Executive may have against the Company, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures applicable at the time the arbitration is commenced. A copy of the current version of the JAMS Rules will be made available to Executive upon request. The Rules may be amended from time to time and are also available online https://www.jamsadr.com/rules-employment-arbitration. Arbitration shall take place in Dallas, Texas and shall be conducted before a single arbitrator selected by and in accordance with the rules and procedures of JAMS. The decision of the arbitrator shall be final and binding on the parties. Judgment on any award may be entered in any court having competent jurisdiction, and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The expenses of the arbitration (including any arbitrator fees) shall be borne equally by the Executive and the Company except as otherwise provided by law. Each of the parties shall bear the fees and expenses of its own legal counsel.
21.
[RESERVED].
22.
Complete Agreement. This Agreement represents the complete agreement and understanding between the parties concerning the subject matter in this Agreement, and supersedes all prior agreements or understandings, verbal or written, pertaining to the subject matter of this Agreement, except for: (a) those sections and provisions of the Employment Agreement that are expressly referenced or incorporated herein; (b) the Indemnification Agreement between the Executive and P10, Inc. and any other agreement with the Company or any member of the Company Group; and (c) the agreements relating to the Equity Awards (as modified by this Agreement). Executive affirms that, in entering into this agreement, Executive is not relying upon any oral understandings, statements, covenants, promises, terms, conditions, or obligations contrary or in addition to the terms of this Agreement exist other than those expressly set forth in this Agreement. Notwithstanding the foregoing, Executive acknowledges and agrees that following the Effective Date, Executive shall continue to be bound by any and all agreements, policies or procedures of the Company related to the confidentiality and non- disclosure of any confidential, proprietary or trade-secret information of the Company, Affiliated Entities, Released Parties or any customer or client of the Company, as well as any non-compete or non-solicitation obligations Executive may have agreed or entered in to in connection with Executive’s employment with the Company.
23.
Modification. This Agreement may not be changed by oral representations and may only be amended or modified by a written instrument signed by each of the parties, or their respective authorized representatives, successors or assigns, and must expressly state that it is the intention of each of the parties to amend this Agreement.
24.
Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of such provision or condition of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
25.
Headings. Any titles or headings used in this Agreement are intended only for convenience and reference. Such titles and headings do not nor are they intended to be interpretive of the contents of any paragraph or provision in this Agreement.
26.
Severability of Unenforceable Terms. If any of the provisions, terms, clauses, waivers or releases of claims and rights contained in this Agreement, or parts thereof, are declared void, voidable, illegal, unenforceable or ineffective in a legal forum of competent jurisdiction, such provisions, terms, clauses, waivers or releases of claims or rights, or parts thereof, shall be modified, if possible, in order to achieve, to the extent possible, the intentions of the parties. If necessary, however, such provisions, terms, clauses, waivers and releases of claims and rights, or parts thereof, shall be severed from this Agreement, and the remaining provisions, terms, clauses, waivers and releases of claims and rights contained in this Agreement shall remain valid and binding upon parties.
27.
Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and the rules, regulations and notices thereunder (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non- compliance with Section 409A.
28.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an originally, but all of which taken together shall constitute one and the same instrument. Facsimile, or electronically transmitted signatures shall be treated as original signatures for all purposes.

[Signature Page Follows]

READ CAREFULLY BEFORE SIGNING

This is a legally binding document. This Agreement contains a release and waiver of Executive’s rights under federal, state and local laws, rules, regulations and ordinances. By signing this Agreement, Executive understands that Executive is waiving any and all rights Executive has, had, may have or may have had against the Company under such laws. Before signing, Executive should review this Agreement carefully and seek the advice of an attorney to discuss this Agreement including the legal effect of signing this Agreement.

Date: May 20, 2024	By:	/s/ William F. Souder
William F. Souder

P10 INTERMEDIATE HOLDINGS, LLC

Date: May 20, 2024	By:	/s/ Amanda Coussens
Amanda Coussens
Chief Financial Officer

Annex 1

Schedule of options, restricted stock and restricted stock units of P10, Inc. owned directly or beneficially by Executive

Schedule of Carried Interest

All carried interests held by Executive in the investment vehicles of Affiliated Entities (as defined in the Employment Agreement) including but not limited to those set forth below:

BCP Fund II

2022 award totaling $1,536,500 2023 award totaling $3,750,000

Final percentage will be based on the fund achieving a 2.2x gross multiple

Hark Fund IV

2022 award of $206,000

Final percentage based on the fund achieving a 1.2x gross multiple.

Annex 2

1,420,646 Class B shares